Exhibit 15

August 6, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Johnson Controls, Inc. Registration Statements Nos. 2-64288, 33-50110, 33-57685, 33-64703, 333-13525 and 333-59594 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073 and 333-41564 on Form S-8.

Commissioners:

We are aware that our report dated August 6, 2003 on our review of interim financial information of Johnson Controls, Inc. (the “Company’) as of and for the period ended June 30, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the afore referenced Registration Statements.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

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